                                                                     Exhibit 2.1
                                                                     -----------

================================================================================




                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       SPEECHWORKS INTERNATIONAL, INC.,

                      SPEECHWORKS ACQUISITION SUB, INC.,

                           ELOQUENT TECHNOLOGY, INC.

                                      AND

                                DR. SUSAN HERTZ

                         Dated as of December 19, 2000


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I THE MERGER...................................................................................   1
     1.1       The Merger..............................................................................   1
     1.2       Effective Time..........................................................................   1
     1.3       Effect of the Merger....................................................................   2
     1.4       Directors and Officers..................................................................   2
     1.5       Conversion of Company Common Stock; Etc.................................................   2
     1.6       Payment of Cash Consideration...........................................................   3
     1.7       Cancellation of Treasury Shares.........................................................   3
     1.8       Capital Stock of Merger Sub.............................................................   3
     1.9       Escrow Deposit; Exchange of Certificates................................................   3
     1.10           Charter and By-Laws of Surviving Corporation.......................................   4
     1.11           Closing............................................................................   4
     1.12           Tax Consequences...................................................................   4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SOLE STOCKHOLDER......................   4

     2.1       Organization and Qualification; Subsidiaries............................................   4
     2.2       Certificate of Incorporate..............................................................   5
     2.3       Capitalization..........................................................................   5
     2.4       Authority; Enforceability...............................................................   6
     2.5       Required Vote...........................................................................   7
     2.6       No Conflict; Required Filings and Consents..............................................   7
     2.7       Material Agreements.....................................................................   8
     2.8       Compliance..............................................................................   8
     2.9       Financial Statements....................................................................   8
     2.10           Absence of Certain Changes or Events...............................................   9
     2.11           No Undisclosed Liabilities.........................................................   9
     2.12           Absence of Litigation..............................................................   9
     2.13           Employee Benefit Plans.............................................................   9
     2.14           Employment and Labor Matters.......................................................  11
     2.15           Absence of Restrictions on Business Activities.....................................  12
     2.16           Title to Property Assets; Leases...................................................  12
     2.17           Taxes..............................................................................  12
     2.18           Environmental Matters..............................................................  14
     2.19           Intellectual Property..............................................................  15
     2.20           Security...........................................................................  17
     2.21           Insurance..........................................................................  17
     2.22           No Restrictions on the Merger; Takeover Statutes...................................  18
     2.23           Brokers............................................................................  18
     2.24           Certain Business Practices.........................................................  18
     2.25           Interested Party Transactions......................................................  18
     2.26           Disclosure.........................................................................  18
     2.27           Several Representations and Warranties of the Seller...............................  18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....................................  21

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER......................................................  22

     4.1       Conduct of Business by the Company Pending the Merger...................................  22
     4.2       No Solicitation of Other Proposals......................................................  24

ARTICLE V ADDITIONAL AGREEMENTS........................................................................  25

     5.1       Access to Information; Confidentiality..................................................  25

     5.2       Reasonable Best Efforts; Further Assurances.............................................  25
     5.3       Employee Benefits.......................................................................  27
     5.4       Notification of Certain Matters.........................................................  27
     5.5       Listing on the Nasdaq...................................................................  28
     5.6       Public Announcements....................................................................  28
     5.7       Takeover Laws...........................................................................  28
     5.8       Support of Merger by Officers and Directors.............................................  28
     5.9       Shareholder Agreement...................................................................  28
     5.10        Support of Merger by the Sole Stockholder.............................................  28
     5.11        Management and Employees..............................................................  28
     5.12        Confidentiality, Intellectual Property Assignment and Non-Competition Agreement.......  28
                 -------------------------------------------------
     5.13        Certain Information Required by the Code..............................................  29
     5.14        Restriction on Transfer...............................................................  29

ARTICLE VI CONDITIONS OF MERGER........................................................................  31

     6.1       Conditions to Obligation of Each Party to Effect the Merger.............................  31
     6.2       Additional Conditions to Obligations of Parent and Merger Sub...........................  31
     6.3       Additional Conditions to Obligations of the Company.....................................  33

ARTICLE VII  INDEMNIFICATION...........................................................................  34

     7.2       Indemnification Generally...............................................................  35
     7.2       Indemnification Generally...............................................................  36
     7.4       Notice and Defense of Third Party Claims................................................  37
     7.5       Survival of Representations and Warranties..............................................  37
     7.6       Threshold...............................................................................  38

ARTICLE VIII TERMINATION, EXPENSES.....................................................................  38

     8.1       Termination.............................................................................  38
     8.2       Effect of Termination...................................................................  39
     8.3       Expenses................................................................................  39
     8.4       Amendment...............................................................................  39
     8.5       Waiver..................................................................................  39

ARTICLE IX GENERAL PROVISIONS..........................................................................  40

     9.1       Notices.................................................................................  40
     9.3       Certain Definitions.....................................................................  41
     9.4       Interpretation..........................................................................  44
     9.5       Severability............................................................................  44
     9.6       Entire Agreement........................................................................  44
     9.7       Assignment..............................................................................  44
     9.8       Parties in Interest.....................................................................  44
     9.9       Failure or Indulgence Not Waiver; Remedies Cumulative...................................  44
     9.10         Governing Law; Enforcement...........................................................  44
     9.11         Counterparts.........................................................................  45

EXHIBIT A        -       Form of Shareholder Agreement
EXHIBIT B-1      -       Delaware Certificate of Merger
EXHIBIT B-2      -       New York Certificate of Merger
EXHIBIT C        -       Form of Indemnity Escrow Agreement
EXHIBIT D        -       Form of Sole Shareholder Non-Competition,
                         Confidentiality and Assignment of Inventions Agreement
EXHIBIT E        -       Form of Employee Non-Competition, Confidentiality
                         and Assignment of Inventions Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2000 (this "Agreement") by and among SPEECHWORKS INTERNATIONAL, INC., a Delaware corporation ("Parent"), SPEECHWORKS ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), ELOQUENT TECHNOLOGY, INC., a New York corporation (the "Company") and DR. SUSAN HERTZ, the sole holder of shares of the Company's common stock, no par value per share ("Company Common Stock") (the "Sole Shareholder").

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, and declared it to be advisable and in the best interests of their respective Shareholder(s), for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable this Agreement and the merger (the "Merger") of the Company with and into the Merger Sub in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Law of the State of New York (the "BCL") and subject to the conditions set forth herein;

     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Sole Shareholder is entering into an agreement dated the date hereof (the "Shareholder Agreement") in substantially the form of Exhibit A attached hereto, providing for certain
                          ---------
actions relating to the transactions contemplated by this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Sole Shareholder hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement, and in accordance with the DGCL and the BCL, the Company shall be merged with and into Merger Sub. From and after the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Effective Time.  As promptly as practicable after the satisfaction or,
          --------------
to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a (i) certificate of merger (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware, in substantially the form of Exhibit B-1
                                                                -----------
attached hereto and executed in accordance with the relevant provisions of the DGCL and (ii) certificate of merger (the "New York Certificate of Merger" and, together with the Delaware Certificate of Merger, the "Merger Certificates") with the Secretary of the State of New York, in substantially the form of Exhibit B-2 attached hereto and executed in accordance with the relevant
-----------
provisions of the BCL (the date and
time of such filings, or such later date and time as may be specified in the Merger Certificates by mutual agreement of Parent and the Company, being the "Effective Time").

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in the applicable provisions of the DGCL and the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Directors and Officers.  The directors of Merger Sub immediately prior
          ----------------------
to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

     1.5  Conversion of Company Common Stock, Etc.  At the Effective Time, by
          ----------------------------------------
virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

       (a) Subject to the provisions of this Article I, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.7 shall be converted automatically into the right to receive that number (expressed as a decimal) of fully paid and nonassessable shares of common stock, par value $.001 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (the "Stock Consideration," and, in aggregate, the "Purchaser Shares"). No fractional shares of Parent Common Stock shall be issued in connection with the Merger. The Sole Shareholder shall receive that number of Purchaser Shares into which her shares of Company Common Stock would otherwise be converted, rounded to the nearest whole share.

       (b) For purposes of this Agreement, the "Exchange Ratio" shall initially be equal to a fraction (expressed as a decimal), the numerator of which is the quotient obtained by dividing (i) Sixteen Million Dollars ($16,000,000) by (ii) the average of the closing prices for a share of Parent Common Stock as quoted on the Nasdaq National Market ("Nasdaq"), as reported by Nasdaq, for the thirty
(30) trading days immediately preceding the date of this Agreement (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting Parent Common Stock since the beginning of such thirty day period, (the "Closing Average Price") and the denominator of which is the total number of issued and outstanding shares of Company Common Stock at the Effective Time, including, but not limited to for this purpose all shares of Company Common Stock which are issued or issuable upon exercise of outstanding options and warrants to purchase shares of the capital stock of the Company, if any, whether vested, unvested or subject to repurchase by the Company following such exercise, and upon conversion of outstanding convertible debt securities which are convertible into shares of capital stock of the Company, if any. Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time;

       (c) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be redeemed and canceled and shall cease to exist, and the Sole Shareholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined herein) to be issued or paid in consideration therefor upon surrender of all certificates representing any shares of Company Common Stock (each, a "Company Certificate") in accordance with Section 1.9 hereof, without interest.

     1.6  Payment of Cash Consideration.  Subject to the provisions of this
          -----------------------------
Article I, Parent will pay Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the "Cash Consideration," and, together with the Stock Consideration, the "Merger Consideration") to the Sole Shareholder, as the sole shareholder of the Company, Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) of which shall be paid at the Closing (as defined herein) by wire transfer or other currently available funds to a bank or banks designated by the Sole Shareholder and Five Hundred Thousand ($500,000) of which shall be deposited with the Indemnity Escrow Agent (as defined herein) as set forth in
Section 1.9(b).

     1.7  Cancellation of Treasury Shares.  Each share of Company Common Stock
          -------------------------------
held in the treasury of the Company and each share of Company Common Stock, if any, owned by Merger Sub, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     1.8  Capital Stock of Merger Sub.  Each share of common stock, par value
          ---------------------------
$.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.9  Escrow Deposit; Exchange of Certificates.
          ----------------------------------------

       (a) Indemnity Escrow Agreement.  Reference is made to the escrow
           ---------------------------
agreement to be dated as of the Effective Time among the Sole Shareholder, Parent and a mutually agreeable escrow agent (the "Indemnity Escrow Agent") substantially in the form of Exhibit C hereto (the "Indemnity Escrow
                             ---------
Agreement"), pursuant to which, among other things the Sole Shareholder, in accordance with the terms of this Agreement, shall secure the indemnification obligations of the Indemnifying Persons (as defined herein) pursuant to Article VII hereof.

       (b) Delivery of Common Stock and Cash By Parent.  On the Closing Date (as
           -------------------------------------------
defined herein), Parent shall deliver a letter to its transfer agent irrevocably instructing such transfer agent to deliver to the Sole Shareholder in accordance with this Section 1.9 eighty percent (80%) of the Purchaser Shares issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock (collectively, the "Non-Escrow Shares"). As soon as practicable after the Effective Time, Parent shall cause to be delivered to the Indemnity Escrow Agent
(i) a certificate representing twenty percent (20%) of the Purchaser Shares issuable to Sole Shareholder pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock (collectively, the "Indemnity Escrow Shares") and
(ii) Five Hundred Thousand Dollars ($500,000) (the "Indemnity Escrow Cash," and, together with the Indemnity Escrow Shares, the "Indemnity Escrow Fund"). The Sole Shareholder, by her execution and delivery of this Agreement and/or her approval of the Merger, hereby authorizes and directs Parent to make such deposit with the Indemnity Escrow Agent of the Indemnity Escrow Shares in the name of the Indemnity Escrow Agent and the Indemnity Escrow Cash on her behalf. All calculations to determine the number of Purchaser Shares to be delivered to the Exchange Agent and Indemnity Escrow Agent as aforesaid shall be rounded to the nearest whole share. Notwithstanding the foregoing, Parent's actions pursuant to this Section 1.9(b) are conditioned upon Sole Shareholder's delivery to Parent of (i) a certificate or certificates which immediately prior to the Effective Time represented all of the issued and outstanding shares of Company Common Stock (each, a "Company Certificate"), (ii) three (3) stock powers duly executed in blank and (iii) such other documents as may be reasonably required by Parent.

       (c) No Further Ownership Rights in Company Common Stock.  The Merger
           ---------------------------------------------------
Consideration issued and paid, as the case may be, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this
Section 1.9 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, any Company Certificate is presented to the Surviving Corporation, such Company Certificate shall be canceled.

     1.10 Charter and By-Laws of Surviving Corporation   From and after the
          ---------------------------------------------
Effective Time, (i) the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (ii) the By-laws of Merger Sub immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

     1.11 Closing.  Unless this Agreement shall have been terminated and the
          -------
transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be the later of (i) January 12, 2001 and (ii) the second Business Day after all the conditions set forth in Article VI (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied (or waived in accordance with Section 8.5, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to by the parties.

     1.12 Tax Consequences.  For federal income tax purposes, the parties intend
          ----------------
that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take a position on any Tax Return (as defined in Section 2.17 hereof) inconsistent with this Section 1.12.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                           AND THE SOLE SHAREHOLDER

The Company and the Sole Shareholder hereby represent and warrant to Parent and Merger Sub, jointly and severally, except as disclosed in the disclosure schedule dated the date hereof, certified by the Chief Executive Officer of the Company and delivered by the Company to Parent and Merger Sub simultaneously herewith (the "Company Disclosure Schedule") as follows (excluding Section 2.27):

     2.1   Organization and Qualification; Subsidiaries.
           --------------------------------------------

       (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, and approvals (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as contemplated to be conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to so qualify will not result in a Material Adverse Effect.

       (b) Section 2.1(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company's directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity or other interest owned by the Company or another direct or indirect Subsidiary of the Company. Except as set forth in
Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

       (c) Each Subsidiary of the Company is a legal entity, duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as contemplated to be conducted. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     2.2  Certificate of Incorporation.  The Company has heretofore furnished to
          ----------------------------
Parent a complete and correct copy of each of its and each of its Subsidiaries' certificate of incorporation and bylaws or other equivalent organizational documents, as amended or restated to the date hereof. Such certificate of incorporation and bylaws or other equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or other equivalent organizational documents.

     2.3  Capitalization.
          --------------

       (a) The authorized capital of the Company consists of 200 shares of Company Common Stock.

       (b) As of the date hereof, (i) 100 shares of Company Common Stock were issued and outstanding; (ii) 50 shares of Company Common Stock were held in the treasury of the Company; and (iii) no shares of Company Common Stock were held by any Subsidiary of the Company. None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

       (c) Except as set forth above and in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were or are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and, except as set forth in Section 630 of the BCL, nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Shareholders of the Company may vote.

       (d) Section 2.3(d) of the Company Disclosure Schedule sets forth, as of the date hereof, the number of authorized and outstanding shares of capital stock or other security or equity interest, and ownership thereof, of each of the Company's Subsidiaries. All of the outstanding shares of capital stock or other security or equity interest of each of the Company's Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends, where applicable, by any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

       (e) Except as described in Section 2.3(e) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company or its Subsidiaries. Except as described in Section 2.3(e) of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, security-based performance units, "phantom" stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, "Security-Based Rights") or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.

       (f) Except as set forth in Section 2.3(f) of the Company Disclosure Schedule or the Shareholder Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or the Sole Shareholder is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

     2.4  Authority; Enforceability.  The Company has all necessary corporate
          -------------------------
power and authority to execute and deliver this Agreement and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and authorization of this Agreement by votes of the holders of two-thirds of the outstanding shares of Company Common Stock in accordance with the BCL and the Company's Certificate of Incorporation and Bylaws) herein. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company in accordance with its terms.

     2.5  Required Vote.  As of the date hereof and as of the Effective Time,
          -------------
the Board of Directors of the Company has, by unanimous written consent, (i) approved and declared advisable this Agreement, (ii) determined that the transactions contemplated hereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby to the shareholders of the Company and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and authorization. The affirmative vote of two-thirds of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, and the other transactions contemplated hereby and thereby. As of the date hereof, the Sole Shareholder owns (beneficially and of record) and has the right to vote, in the aggregate, 100% of the total issued and outstanding shares of Company Common Stock.

     2.6  No Conflict; Required Filings and Consents.
          ------------------------------------------

       (a) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, will not,
(i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries,
(ii) conflict with or violate any Law, Regulation or Order in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected.

       (b) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at Closing do not, and the performance of this Agreement and any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at Closing, shall not, require the Company or any of its Subsidiaries to, except as set forth in
Section 2.6(b) of the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") or the pre-Merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing of the Merger Certificates in accordance with the DGCL and the BCL, as applicable or
(C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.7  Material Agreements.
          -------------------

       (a) Section 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list, and, if oral, an accurate and complete summary, of all material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and all agreements pursuant to which the Company or any of its Subsidiaries has granted exclusive rights or have terms of one year or longer (collectively, "Material Agreements"). True and complete copies of all written Material Agreements have been delivered or made available to Parent by the Company. Section 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts that would purport to bind Parent or any of its Affiliates (other than the Company or its Subsidiaries) following the consummation of the Merger.

       (b) Each Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary and of each other party thereto and is enforceable against the Company or such Subsidiary in accordance with its terms, and enforceable against each other party thereto, in each case except that the enforcement thereof may be limited by (A) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and such Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby with no material alteration or acceleration or increase in fees or liabilities. Neither the Company nor any of its Subsidiaries is or alleged to be and, to the Knowledge of the Company, no other party is or alleged to be in default under, or in breach or violation of, any Material Agreement, and, to the Knowledge of the Company, no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a default, breach or violation.

     2.8  Compliance.  Except as set forth in Section 2.8 of the Company
          ----------
Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) the certificate of incorporation and bylaws of the Company or other equivalent organizational documents of such Subsidiary, (ii) any Law or Order or by which any of their respective assets or properties are bound or affected or (iii) any note, bond, mortgage, indenture, Contract, permit, franchise or other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except in the case of (ii) and (iii) where such default or violation could not result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Approvals, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.8 of the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any Approval of any federal, state, local or foreign Governmental Authority that is material to the Company or any of its Subsidiaries.

     2.9  Financial Information.
          ---------------------

       (a) The Company has previously delivered to Parent the following financial records (collectively, the "Company Financial Information"): (i) the Company's cash basis Trial Balance as of December 31, 1999, (ii) the Company's summary of cash inflows and outflows for the period January 1, 2000 through November 30, 2000 and (iii) the Company's 1999 federal tax return. These statements of financial activity were prepared for internal management and tax reporting purposes and thus do not conform to generally accepted accounting principals (GAAP), nor have they been audited, reviewed or compiled by independent accountants.

       (b) In all material respects, the statements described in subsections
(i), (ii) and (iii) above present fairly the respective cash-basis non-GAAP financial activity of the Company.

       (c) The Company Financial Information is in accordance with the books and records of the Company.

     2.10 Absence of Certain Changes or Events.
          ------------------------------------

       (a) Except as described in Section 2.10(a) of the Company Disclosure Schedule, since December 31, 1999, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not been any change, event, development, damage or circumstance affecting the Company or any of its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

       (b) Except as described in Section 2.10(b) of the Company Disclosure Schedule, during the period from December 31, 1999 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, and (ii) there has not been (A) any other action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any other action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date hereof and prior to the Effective Time, or (B) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     2.11 No Undisclosed Liabilities.  Neither the Company nor any of its
          --------------------------
Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations reflected in the Schedule of Estimated Liabilities as of November 30, 2000 included in Section
2.11 of the Company Disclosure Schedule or incurred in the ordinary course of business consistent with past practice after November 30, 2000.

     2.12 Absence of Litigation.  Except as described in Section 2.12 of the
          ---------------------
Company Disclosure Schedule (the "Pending Litigation"), there is no Litigation pending on behalf of or against or, to the Knowledge of the Company and the Sole Shareholder, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before or subject to any Court or Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or would prevent, hinder or delay the Company from consummating the transactions contemplated by this Agreement.

     2.13 Employee Benefit Plans.
          ----------------------

       (a) Section 2.13(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock or other security option, phantom stock or other security, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and any other fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control or which is a member of an affiliated service group with, or which is otherwise aggregated with the Company or any Subsidiary of the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), whether or not such plan is terminated (together, the "Employee Plans"). For each such Employee Plan, the Company has provided to Parent correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plan (ii) the most recent determination letter received from the Internal Revenue Service ("IRS") for each plan which is intended to be qualified under Section 401(a) of the Code, (iii) the three most recent Form 5500 Annual Reports (together with all schedules thereto and any exhibits filed therewith) and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, (v) all related agreements, insurance contracts and other agreements or documents which implement each such Employee Plan, and (vi) copies of any actuarial or consultant reports with respect to any Employee Plan received by the Company or any Subsidiary in the last six years. There are no restrictions on the ability of the sponsor of each Employee Plan to amend or terminate any Employee Plan and each Employee Plan may be transferred by the Company, any Subsidiary or ERISA Affiliate to the Parent or the Merger Sub, as the case may be.

       (b) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; there are no claims or actions, audits or investigations pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Liens on the assets of any Employee Plan; all Employee Plans conform to, and in their operation and administration are in all respects in compliance with the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect and applicable thereto (including all applicable requirements for notification, reporting and disclosure to participants of the Department of Labor, Internal Revenue Service or Secretary of the Treasury), and the Company, each of its Subsidiaries and ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party with respect to, any of the Employee Plans; each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust intended to be exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may result in the loss of such qualification or exemption; all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Employee Plan or related insurance policy or funding document, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan year; the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary; each Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with its terms and with the applicable statutes or governmental regulations and rulings relating to such plan in the jurisdictions in which such Employee Plan is present or operates and, to the extent relevant, the United States.

       (c) No Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, or a multiemployer plan (as such term is defined in Section 3(37) of ERISA) and neither the Company nor any Subsidiary or ERISA Affiliate has ever participated in, contributed to or been under an obligation to contribute to, or terminated, or partially or fully withdrawn from any such plan. No Employee Plan is a "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA. Neither the Company nor any Subsidiary has ever maintained or contributed to a voluntary employees beneficiary association (as defined in Code Section 501(c)(a)).

       (d) Each Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act, and the provisions of any similar state statute, and the provisions of the Social Security Act, to the extent such requirements are applicable. No Employee Plan or written or oral agreement exists which obligates the Company to provide health care coverage, medical, surgical, hospitalization, death benefits or life insurance, or similar benefits (whether or not insured) to any employee, former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate following such employee's, former employee's or director's termination of employment with the Company, any Subsidiary or any ERISA Affiliate, other than COBRA Coverage.

       (e) Section 2.13(e) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of the Company or any of its Subsidiaries who holds, as of the date hereof, any option, warrant or other right to purchase shares of Company Common Stock or other Company security, if any, together with the number of shares of Company Common Stock or other Company security, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 2.13(e) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True and complete copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to Parent and are listed in Section 2.13(e) of the Company Disclosure Schedule.

     2.14 Employment and Labor Matters.
          ----------------------------

       (a) Section 2.14(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company and sets forth each such individual's rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company or any Subsidiary and any current or former shareholder, officer, director, employee, or consultant. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan or any of the agreements set forth in
Section 2.14(a) of the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated herein that could result in the payment of any such benefits or payments. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. None of the Company's or any of its Subsidiaries' employment policies or practices is currently being audited or investigated by any Governmental Authority. There are no, to the Knowledge of the Company and the Sole Shareholder, threatened or, except as set forth in Section 2.14(a) of the Company Disclosure Schedule, pending claims, charges, actions, lawsuits or proceedings alleging claims against the Company or any Subsidiary brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices.

       (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective employees; neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries; since the date of incorporation or organization, there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The Company does not have nor at the Closing will the Company have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). The Company and each of its Subsidiaries is in material compliance with all applicable state, local, federal and foreign employment, nondiscrimination, wage and hour, labor and other applicable laws.

     2.15 Absence of Restrictions on Business Activities.  Except as set forth
          ----------------------------------------------
in Section 2.15 of the Company Disclosure Schedule, there is no Material Agreement or Order binding upon the Company or any of its Subsidiaries or any of their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as presently proposed to be conducted by the Company or any of its Subsidiaries. Except as set forth in
Section 2.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any non-competition or similar restriction on their respective businesses. Neither the Company nor any of its Subsidiaries has at any time entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

     2.16 Title to Assets; Leases.  Except as described in Section 2.16 of the
          -----------------------
Company Disclosure Schedule, the Company owns no real property. Section 2.16 of the Company Disclosure Statement sets forth a true and complete list of all real property leased by the Company or any of its Subsidiaries, the expiration date of such lease and the aggregate monthly rental or other fee payable under such lease. Except as described in Section 2.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for Taxes (as defined below) not yet due and payable. All leases pursuant to which the Company or any of its Subsidiaries lease real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Subsidiary has not taken adequate steps to prevent such a default from occurring).

     2.17 Taxes.  For purposes of this Agreement, "Tax" or "Taxes" shall mean
          -----
taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns. Except as set forth in Section
2.17 of the Company Disclosure Schedule:

       (a) All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct, except to the extent that any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect.

       (b) All Taxes payable by or with respect to the Company and each of its Subsidiaries have been timely paid. No deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company or any of its Subsidiaries nor are there any outstanding Tax audits or inquiries. All assessments for Taxes due and owing by or with respect to the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

       (c) Neither the Company nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired.

       (d) Other than with respect to its Subsidiaries the Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

       (e) Prior to the date hereof, the Company has provided Parent with written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to foreign, federal and material state income Taxes have not expired and with respect to foreign, federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

       (f) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

       (g) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company or any Subsidiary, nor has the Company or any Subsidiary received notice of any such deficiency, delinquency or default which, in any such case, may have a Material Adverse Effect.

       (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

       (i) The Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

       (j) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

       (k) Neither the Company nor any Subsidiary has executed or entered into any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law) or has agreed to make any adjustment to its income or deductions pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign law), in either case that could affect the Tax liability after the Closing Date to any material extent.

       (l) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

     2.18 Environmental Matters.  Except as described in Section 2.18 of the
          ---------------------
Company Disclosure Schedule, (i) the Company and each of its Subsidiaries have obtained all applicable permits, licenses and other authorization which are required under foreign, federal, state or local Laws relating to pollution or protection of the environment or public health or safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its Subsidiaries (or their respective agents); (ii) the Company and each of its Subsidiaries are in full compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with the terms of such permits, licenses and authorizations or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of its Subsidiaries' (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder. Except as set forth in Section 2.18 of the Company Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating in any way to the Environmental Laws or any Regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

       2.19    Intellectual Property.
               ---------------------

       (a) Section 2.19(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all United States and foreign (a) Patents; (b) Trademarks (including Internet domain name registrations and unregistered Trademarks); and (c) Copyrights indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

       (b) All registered Trademarks, Patents and registered Copyrights are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time. No Trademark has been or is now involved in any cancellation and, to the Knowledge of the Company and its Subsidiaries, no such action is threatened with respect to any of the Trademarks. No Patent has been or is now involved in any interference, reissue, re-examination or opposing proceeding. To the Knowledge of the Company and its Subsidiaries, there are no potentially conflicting Trademarks or potentially interfering Patents of any third party.

       (c) Section 2.19(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Orders, settlements or similar obligations relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties, date executed, whether or not it is exclusive (and, if applicable, the extent of such exclusivity) and the Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Company or its Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries under any such License Agreement.

       (d) The Intellectual Property owned by or licensed to the Company and its Subsidiaries constitutes all of the Intellectual Property used in or necessary for the conduct of the Company's and each of its Subsidiaries' business as currently conducted.

       (e) No royalties, honoraria or other fees are payable to any third parties for the use of, or the right to use, any Intellectual Property except pursuant to the License Agreements set forth in Section 2.19(e) of the Company Disclosure Schedule.

       (f) Except as set forth in Section 2.19(f) of the Company Disclosure Schedule, the Company or its Subsidiaries (i) exclusively own, free and clear of all Liens and obligations to license, all owned Intellectual Property, and (ii) have a valid, enforceable and transferable right to use all of the licensed Intellectual Property.

       (g) The Company and each of its Subsidiaries have taken reasonable steps to protect the Intellectual Property which it owns.

       (h) The conduct of the Company's and its Subsidiaries' businesses as currently conducted does not infringe upon any Intellectual Property rights of any third party.

       (i) Except as set forth in Section 2.19(i) of the Company Disclosure Schedule, there is no Litigation pending or, to the Knowledge of the Company, threatened alleging that the Company's activities or the conduct of its businesses or that of any of its Subsidiaries infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor has the Company brought or contemplated bringing any Litigation challenging the ownership, use, validity or enforceability of any Intellectual Property of the Company and its Subsidiaries.

       (j) To the Knowledge of the Company and its Subsidiaries, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and, except as set forth in Section 2.19(j) of the Company Disclosure Schedule, no such claims have been brought against any third party by the Company or any of its Subsidiaries.

       (k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property, nor will it require the consent of any Governmental Authority or third party in respect of any Intellectual Property.

       (l) Section 2.19(l)(i) of the Company Disclosure Schedule lists all Software (as defined herein) (other than off-the-shelf software applications programs having an acquisition price of less than $5,000) which is owned by the Company or any of its Subsidiaries, licensed to or by the Company or any of its Subsidiaries, leased to or by the Company or any of its Subsidiaries, or otherwise used by or on behalf of the Company or any of its Subsidiaries, and identifies, as to each item of Software, whether it is so owned, licensed, leased or otherwise used. Section 2.19(l)(ii) of the Company Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company, its Subsidiaries, or their respective resellers or distributors, if any, to any third party, and identifies, as to each item of Software, whether it is so sold, licensed, leased, or otherwise distributed. The Software set forth in Section 2.19(l)(i)-(ii) of the Company Disclosure Schedule which the Company or any of its Subsidiaries purports to own was either developed (i) by employees of the Company or any of its Subsidiaries within the scope of their employment; or (ii) by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to enforceable written agreements. No Subsidiaries have a right or license to use the Software other than as listed in
Section 2.19(l)(ii) of the Company Disclosure Schedule.  For purposes of this
Section 2.19(l), "Software" means any and all (i) computer programs and components thereof, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

       (m) All Trademarks of the Company and its Subsidiaries have been in continuous use by the Company or its Subsidiaries. Except as set forth in
Section 2.19(m) of the Company Disclosure Schedule, to the Knowledge of the Company and its Subsidiaries, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; the Company and its Subsidiaries have taken all reasonable steps to protect the Trademarks against third party infringement; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

       (n) The Company and its Subsidiaries have taken reasonable steps to protect the Company's and its Subsidiaries' rights in confidential information and Trade Secrets of the Company and its Subsidiaries. Without limiting the foregoing, the Company and its Subsidiaries have, and enforce, a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof (complete and current copies of which have been delivered to the Parent). Except under confidentiality obligations, there has been no material disclosure of any Company or Subsidiary confidential information or Trade Secrets.

       (o) No third party has claimed or, to the Company's or any of its Subsidiaries' Knowledge, has reason to claim that any person employed by or affiliated with the Company or any of its Subsidiaries (i) has violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) has disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or any of its Subsidiaries that suggests such a claim might be contemplated.

       (p) All Software owned by the Company or any of its Subsidiaries which has been generally released as listed in Section 2.19(p) of the Company Disclosure Schedule, and, to the Knowledge of the Company, all Software licensed from third parties by the Company or any of its Subsidiaries, is free from any significant software defect or programming or documentation error which materially impairs its use or operation, conforms to the specifications thereof in all material respects, if applicable, and, with respect to the Software owned by the Company or any of its Subsidiaries, the applications can be compiled from their associated source code without undue burden. As of the date hereof, the Company has fully complied, and as of the Effective Time will have fully complied, with its obligations under each of (i) the agreements between the Company and International Business Machines ("IBM") listed in Section 2.7(a) of the Company Disclosure Schedule and (ii) the agreement between the Company and AT&T listed in Section 2.7(a) of the Company Disclosure, including in each case, without limitation, its obligation to deliver the Company's products pursuant to such agreements and the Company has the capacity to fully perform its obligations under each of such agreements.

       (q) The Company has a valid registration with Network Solutions, Inc. ("NSI") to the following Uniform Resource Locators ("URLs"): eloq.com, eloquenttechnology.com and eloquenttechnologies.com (collectively, the "Domain Names"). The Company's registration of the Domain Names is free and clear of any liens, claims or encumbrances and such registrations are in full force and effect. None of the Company's registration and use of the Domain Names has been disturbed or placed "on hold" by NSI and no claim (oral or written) has been asserted against the Company adverse to its rights to such Domain Names.

  2.20 Security.  The Company and its Subsidiaries have taken and take
       --------
reasonable actions (at the relevant time) to maintain, protect and police the integrity and security of their products, software, services, servers, systems and other computer and telecom assets and equipment ("Systems").

  2.21 Insurance.  Section 2.21 of the Company Disclosure Schedule sets forth a
       ---------
true and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall, and shall cause its Subsidiaries to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are, in the judgment of the Company's management, reasonable in light of the assets of the Company and its Subsidiaries. To the Knowledge of the Company and the Sole Shareholder as of the date hereof, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

     2.22 No Restrictions on the Merger; Takeover Statutes.  No applicable
          ------------------------------------------------
takeover statute or similar Law and no provision of the certificate of incorporation or bylaws, or other organizational document or governing instruments of the Company or any of its Subsidiaries or any Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or the Shareholder Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement or the Shareholder Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a stockholder with respect to securities of the Company, any of its Subsidiaries or the Surviving Corporation or (ii) would or would purport to entitle any Person to acquire securities of the Company or the Surviving Corporation.

     2.23 Brokers.  No broker, financial advisor, finder or investment banker or
          -------
other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     2.24 Certain Business Practices.  As of the date hereof, neither the
          --------------------------
Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     2.25 Interested Party Transactions.  Except as disclosed in Section 2.25 of
          -----------------------------
the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any of its Subsidiaries.

     2.26 Disclosure.  No representation or warranty made by the Company in this
          ----------
Agreement or any Exhibit hereto or in the Company Disclosure Schedule, when taken together, contains or contained (as of the date made) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

     2.27 Several Representations and Warranties of the Sole Shareholder.  The
          --------------------------------------------------------------
Sole Shareholder represents and warrants to Parent, Merger Sub and the Company with respect to herself as follows:

     (a)  Title; Absence of Certain Agreements.  The Sole Shareholder is the
          ------------------------------------
lawful and record and beneficial owner of, and has good and marketable title to all of the issued and outstanding shares of Company Common Stock, with the full power and authority to vote such Company Common Stock and transfer and otherwise dispose of such Company Common Stock, and any and all rights and benefits incident to the ownership thereof free and clear of all Liens, and there are no agreements or understandings between the Sole Shareholder and the Company or any other person with respect to the voting, sale or other disposition of Company Common Stock or any other matter relating to Company Common Stock.

     (b) Authority - General.  The Sole Shareholder has full and absolute power
         -------------------
and authority to enter into this Agreement and, if applicable, each Related Agreement being executed and delivered by the Sole Shareholder simultaneously herewith and this Agreement and each Related Agreement to which the Sole Shareholder is a party, and this Agreement and each Related Agreement to which the Sole Shareholder is a party has been duly executed and delivered by the Sole Shareholder, and is the valid and binding obligation of the Sole Shareholder, enforceable against the Sole Shareholder in accordance with its terms. Neither the execution, delivery and performance of this Agreement and each Related Agreement to which the Sole Shareholder is a party, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Sole Shareholder with any of the provisions hereof or thereof will (i) (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Lien upon or against any assets, rights or property of the Company (or against any Company Common Stock, Parent capital stock or common stock of the Surviving Corporation), under any term, condition or provision of (x) any agreement or instrument to which the Sole Shareholder is a party, or by which the Sole Shareholder or any of her properties, assets or rights may be bound or
(y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Sole Shareholder or any of her properties, assets which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Related Agreement to which the Sole Shareholder is a party. No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by the Sole Shareholder of this Agreement, each Related Agreement to which the Sole Shareholder is a party or the consummation by the Sole Shareholder of the transactions contemplated hereby or thereby.

     (c)  Investment Representations.
          --------------------------

          (i)  The Sole Shareholder:

          (A) is acquiring the Purchaser Shares being issued to the Sole Shareholder for investment and for the Sole Shareholder's own account and not as a nominee or agent for any other person and with no present intention of distributing or reselling such shares or any part thereof in any transactions that would be in violation of the Securities Act or Blue-Sky Laws;

          (B) understands (1) that the Purchaser Shares to be issued to her have not been registered for sale under the Securities Act or any Blue-Sky Laws in reliance upon exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the investment intent of the Sole Shareholder as expressed herein, (2) that such Purchaser Shares must be held indefinitely and not sold until such shares are registered under the Securities Act and any Blue-Sky Laws, unless an exemption from such registration is available, (3) that, except as provided in the Registration Rights Agreement (as defined herein), Parent is under no obligation to so register such Purchaser Shares and (4) that the certificates evidencing such Purchaser Shares will be imprinted with a legend in the form set forth in Section 5.14 that prohibits the transfer of such shares, except as provided in Section 5.14;

               (C) has been furnished with, and has read and reviewed, the Parent SEC Reports (as defined herein);

               (D) has had an opportunity to ask questions of and has received satisfactory answers from the officers of Parent or persons acting on Parent's behalf concerning Parent and the terms and conditions of an investment in Parent Common Stock;

               (E) is aware of Parent's business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Purchaser Shares to be issued to her;

               (F) can afford to suffer a complete loss of her investment in such Purchaser Shares;

               (G) is familiar with the provisions of Rule 144 promulgated under the Securities Act which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain circumstances which require among other things: (1) the availability of certain public information about the issuer, (2) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable and (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Exchange Act);

               (H) understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk;

               (I) has such knowledge and experience in financial and business matters that she is capable of evaluating the merits and risks of acquiring and holding shares of Parent Common Stock; and

          (ii) The Sole Shareholder is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.

     (d) Brokers.  The Sole Shareholder has not employed any broker or finder or
         -------
incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     (e) Accuracy of Representations and Warranties of the Company.  To the
         ---------------------------------------------------------
Knowledge of the Sole Shareholder, the representations and warranties of the Company set forth in this Article II, as modified by the Company Disclosure Schedule, are true, correct and complete in all material respects and the Company is not in breach or violation thereof.

     (f) Representation by Legal Counsel.  The Sole Shareholder has been advised
         -------------------------------
by legal counsel in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements and the performance of the transactions contemplated hereby and thereby.

     (g) No Intellectual Property Attributable to Cornell.  Since August 28,
         ------------------------------------------------
1984, the Sole Shareholder has not engaged in any research or other activities in the course of her employment or engagement, as the case may be, by Cornell University which resulted in the creation of any Intellectual Property.

     (h) Conveyance of Intellectual Property. The Sole Shareholder hereby
         -----------------------------------
confirms that in connection with the incorporation of the Company, she conveyed to the Company all of her right, title and interest in and to all Intellectual Property and all other assets relevant to the operation of the Company. The Sole Shareholder further confirms that she has conveyed to the Company all of her right, title and interest in and to all Intellectual Property relevant to the operation of the Company created by her subsequent to the date of incorporation of the Company. The Sole Shareholder agrees that she shall execute such documents and take steps as Parent may require in order to effectuate the foregoing conveyances.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

     (a) The Parent's Prospectus dated July 31, 2000 (the "Parent Prospectus") complied, as of the date thereof, in all material respects with the provisions of the Securities Act and the Regulations promulgated thereunder and did not at the time it was filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Since August 1, 2000, Parent has filed all forms, reports and documents required to be filed with the SEC (collectively, the "Parent SEC Reports") pursuant to the federal securities Laws and Regulations of the SEC promulgated thereunder, and all Parent SEC Reports have been filed in all material respects on a timely basis. The Parent SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has not, since the filing of the latest Parent SEC report, experienced any change that would constitute a Material Adverse Effect.

     (c) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent Prospectus or the Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents the consolidated financial position of the Parent as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in Parent's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount to Parent.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

     4.1 Conduct of Business by the Company Pending the Merger.  The Company
         -----------------------------------------------------
covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. The Company shall use its best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of its Subsidiaries with customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

     (b) issue, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company, any of its Subsidiaries or Affiliates or sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of any assets of the Company or any of its Subsidiaries (except for sales of assets in the ordinary course of business and in a manner consistent with past practice) or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing; provided, however, that the Company, after consultation with Parent, may make
--------  -------
its normal end of year distribution consistent with past practice and not to exceed $300,000;

     (d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property rights except in the ordinary course of business consistent with past practice, or amend or modify in any material way any existing agreements with respect to any Intellectual Property rights;

     (e) acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business consistent with past practice and as otherwise permitted under any loan or credit agreement to which the Company is a party; authorize any capital expenditures which are, in the aggregate, in excess of $25,000 for the Company and its Subsidiaries taken as a whole;

     (f) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; except as set forth in Sections 2.11 and 2.14(a) of the Company Disclosure Schedule, increase the compensation (including, without limitation, bonus e.g., equity participation or other fringe benefits) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business consistent with past practices, or grant any severance or termination pay or stock options to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

     (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by statutory accounting principles or GAAP;

     (h) create, incur, suffer to exist or assume any Lien on any of its material assets;

     (i) other than in the ordinary course of business consistent with past practice, (A) enter into any Material Agreement, (B) modify, amend or transfer in any material respect or terminate any Material Agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereto or thereunder or (C) enter into or extend any lease with respect to real property with any third party;

     (j) make any Tax election or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

     (k) pay, discharge, satisfy or settle any material Litigation or waive, assign or release any material rights or claims except, in the case of Litigation, any Litigation which settlement would not (A) impose either material restrictions on the conduct of the business of the Company or any of its Subsidiaries or (B) for any individual Litigation item settled, exceed $25,000 in cost or value to the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $25,000 in any instance or series of related instances or $50,000 in the aggregate or in accordance with their terms as in effect as of the date hereof;

          (l) engage in any transaction, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any related party, other than those existing as of the date hereof which are listed in Section 4.1(l) of the Company Disclosure Schedule;

          (m) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

          (n) pay any expenses or fees of counsels, accountants, or consultants for services in preparation for or in connection with the transactions contemplated herein except as contemplated by Section 8.3; or

          (o) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any agreement, contract commitment or arrangement to do any of the foregoing.

     4.2  No Solicitation of Other Proposals.
          ----------------------------------

          (a) From the date hereof until the earlier of the Effective Time, the termination of this Agreement or such earlier date as Parent shall have notified the Company or the Sole Shareholder that it no longer wishes to pursue the transactions contemplated herein in accordance with its terms, the Company and the Sole Shareholder shall not, nor shall they permit any of the Company's Affiliates or Subsidiaries to, nor shall they authorize or permit any stockholders, officers, directors, employees, representatives or agents of the Company (collectively, the "Company Representatives") directly or indirectly, to
(i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Company or any Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Subsidiary representing 10% or more of the outstanding capital stock or other securities of the Company or such Subsidiary or the sale, lease exchange, license, (whether exclusive or not), or other disposition of any significant portion of the Intellectual Property, or any significant portion of the business or other assets of the Company or any Subsidiary, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates of the transactions contemplated hereby. The Company and the Sole Shareholder shall immediately cease and cause to be terminated and shall cause all Company Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company and the Sole Shareholder shall promptly notify each Company Representative of its obligations under this Section 4.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate or Subsidiary of the Company or any Company Representative, whether or not such Person is purporting to act on behalf of the Company or the Sole Shareholder, shall be deemed to be a breach of this Section 4.2(a) by the Company and the Sole Shareholder.

          (b) In addition to the other obligations of the Company and the Sole Shareholder set forth in this Section 4.2, the Company and the Sole Shareholder shall immediately advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Access to Information; Confidentiality.
          --------------------------------------

          (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, books, contracts, commitments, record and personnel as Parent may reasonably request in connection with its review and investigation, at its sole expense, of the business and operations, assets and liabilities of the Company and the market potential for the products and services currently being sold by the Company. The Company shall make available to Parent the appropriate individuals for discussion of the Company's business, properties and personnel as Parent may reasonably request. No investigation pursuant to this
Section 5.1(a) shall affect any representations or warranties of the Company herein or the conditions to the obligations of the Company hereto.

          (b) Parent shall keep all information obtained pursuant to Section 5.1(a) confidential in accordance with the terms of the confidentiality agreement, dated October 13, 2000 (the "Confidentiality Agreement"), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may only issue press release(s) or make other public announcements in accordance with Section 5.6.

          (c) Parent agrees that, following the Closing Date, it shall reasonably cooperate with the Sole Shareholder and her advisors in connection with any accounting or financial matters related to the Company or her prior ownership thereof in order to allow the Sole Shareholder to prepare and respond to any governmental inquiries regarding her tax returns for the year ended December 31, 2000 and any prior years.

     5.2  Reasonable Best Efforts; Further Assurances.
          -------------------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. The Company and Parent shall use reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Section 2.6(b) of the Company Disclosure Schedule) and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (ii) furnish all information required for any application or other filing to be made pursuant to the DGCL, the BCL or any other applicable Law or any applicable Regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iii) lift, rescind or mitigate the effects of any injunction, restraining order or other Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened or such injunction, restraining order or other Order, the issuance or entry thereof, provided, however, that neither Parent nor any of its Affiliates shall
         --------  -------
be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock or
(y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates, including its Subsidiaries. Neither party hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect, or that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (b) Parent and the Company shall use reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          (c) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby; (ii) in seeking any Approvals, or making any filings, and timely seeking to obtain any such Approvals, or making any filings;
(iii) in connection with the listing on the Nasdaq of the Parent Common Stock to be issued in the Merger; and (iv) in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

          (d) The Company shall use reasonable best efforts to cause its Affiliates and other Persons to transfer and assign all rights necessary for the Company to continue to conduct its business consistent with historical operations and as currently conducted, pursuant to documentation and in a manner reasonably acceptable to Parent.

          (e) Parent acknowledges that the Sole Shareholder will revoke the Company's S corporation election effective as of January 1, 2001, and Parent shall cooperate, as reasonably necessary, to effectuate such revocation.

          (f) At the request of Parent, the Sole Shareholder and the Company shall cooperate with Parent in its endeavors to confirm with Cornell University the ownership status of any Intellectual Property created by the Sole Shareholder in the course of her employment or engagement, as the case may be, by Cornell University.

     5.3  Employee Benefits.
          -----------------

          (a) Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company and listed on Schedule 5.3 shall become employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a "Company Employee"); provided, however, that this Section 5.3(a) shall not be construed to limit the ability of the Surviving Corporation, the Company or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

          (b) Each Company Employee will be eligible to participate in each employee benefit plan of the Parent pursuant to the terms of each such Plan or, in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of either the Parent or the Surviving Corporation.

     5.4  Notification of Certain Matters.
          -------------------------------

          (a) The Company and the Sole Shareholder shall give prompt notice to Parent, and Parent shall give prompt notice to the Company and the Sole Shareholder, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, the Sole Shareholder, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4
--------  -------
shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall, unless the same has been waived in writing by the other parties, use its reasonable efforts to remedy such breach or non-compliance within thirty (30) days, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

          (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Authority in connection with the Merger; (iii) any Litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries, the Sole Shareholder or the Parent that relates to the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Agreement of the Company; and (v) any change that is reasonably likely to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

          (c) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, all reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring.
If any party shall fail to obtain any such consent from a third Person, such party shall use all reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

     5.5  Listing on the Nasdaq.  Parent shall use its reasonable best efforts
          ---------------------
to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq subject to official notice of issuance, prior to the Effective Time.

     5.6  Public Announcements.  The parties hereto agree that, to the maximum
          --------------------
extent feasible, but subject to the public disclosure and other legal obligations of Parent and regulatory obligations to which each may be subject, they shall advise and confer prior to the issuance (and provide copies to the other party prior to issuance) of any public announcement or reports or statements with respect to the Merger; provided, however, that neither the
                                       --------  -------
Company nor any of its affiliates or representatives will issue any report, statement or release pertaining to this Agreement or any transaction contemplated hereby, without the prior written consent of the Parent.

     5.7  Takeover Laws.  If any form of anti-takeover statute, Regulation or
          -------------
charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Law, provision or contract on the transactions contemplated hereby or thereby.

     5.8  Support of Merger by Officers and Directors.  Each party hereto shall
          -------------------------------------------
use its or his reasonable best efforts to cause all of its officers and directors to support the Merger and to take all actions and execute all documents reasonably requested by the other parties hereto to carry out the intent of the parties with respect to the transactions contemplated hereby.

     5.9  Shareholder Agreement.  The Sole Shareholder is entering into a
          ---------------------
Shareholder Agreement with Parent, effective as of the date hereof, substantially in the form of Exhibit A attached hereto pursuant to which, among
                             ---------
other things, the Sole Shareholder shall agree to consent in writing to the Merger and shall not transfer her shares of Company Common Stock except in accordance with the Shareholder Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 1(a) and (b) of the Shareholder Agreement as if it were a party thereto with respect to transfers of record of ownership of shares of Company Common Stock and agrees to provide such documentation and do such other things as may be necessary to effectuate the provisions of such Shareholder Agreement.

     5.10 Support of Merger by the Sole Shareholder.  The Sole Shareholder
          -----------------------------------------
hereby agrees to use reasonable best efforts to cause the Company to duly observe and perform its obligations under this Agreement.

     5.11 Management and Employees.  Parent shall have the right to discuss and
          ------------------------
secure satisfactory assurances from management and certain other existing key employees of the Company that they will continue to be employed by the Surviving Corporation following the consummation of the Merger.

     5.12 Non-Competition, Confidentiality and Assignment of Inventions
          -------------------------------------------------------------
Agreements.
----------

          (a) On the date hereof, (i) Parent and the Sole Shareholder shall have entered into a Non-Competition, Confidentiality and Assignment of Inventions Agreement substantially in the form attached hereto as Exhibit D which shall be effective as of the Effective Time
                   ---------
and (ii) Parent and each employee of the Company listed in Section 5.3 of the Company Disclosure Schedule as a Key Employee shall have entered into a Non-Competition, Confidentiality and Assignment of Inventions Agreement substantially in the form attached hereto as Exhibit E, which shall be effective
                                             ---------
as of the Effective Time. Such Non-Competition, Confidentiality and Assignment of Inventions Agreements shall supersede all prior confidentiality and assignment of inventions agreements of such employees with the Company

          (b) On or before the Closing Date, Parent and each employee of the Company listed in Section 5.3 of the Company Disclosure Schedule as an Other Employee shall have entered into a Non-Competition, Confidentiality and Assignment of Inventions Agreement substantially in the form attached hereto as Exhibit E, which shall be effective as of the Effective Time. Such Non-
---------
Competition, Confidentiality and Assignment of Inventions Agreements shall supersede all prior confidentiality and assignment of invention agreements of such employees with the Company.

     5.13 Certain Information Required by the Code.  The Sole Shareholder shall
          ----------------------------------------
furnish Parent with any information required pursuant to Section 1060(e) of the Code at such time and in such manner as Parent may reasonably request in order to comply with Section 1060(e) and any regulations promulgated thereunder. Parent and the Sole Shareholder agree to file any reports required to be filed with the IRS and applicable state tax authorities consistent with the allocation of consideration provided for in this Agreement and agreements entered into in connection herewith, and to take no position inconsistent with such allocation in any tax proceeding.

     5.14 Restriction on Transfer.
          -----------------------

          (a) The shares of Parent Common Stock to be issued to the Sole Shareholder pursuant to the Merger and any shares of capital stock or other securities received with respect thereto (collectively, the "Restricted Securities") shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a "Transfer") except upon the conditions specified in this Section 5.14, which conditions are intended to insure compliance with the provisions of the Securities Act. The Sole Shareholder shall observe and comply with the Securities Act and the rules and regulations promulgated by the SEC thereunder as now in effect or hereafter enacted or promulgated, and as from time to time amended, in connection with any Transfer of Restricted Securities beneficially owned by the Sole Shareholder.

          (b) Each certificate representing Restricted Securities issued to the Sole Shareholder and each certificate for such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Sections 5.14(c) and 5.14(d) hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 5.14 OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 19, 2000 AMONG SPEECHWORKS INTERNATIONAL, INC., SPEECHWORKS ACQUISITION SUB, INC., AND ELOQUENT TECHNOLOGY, INC. AND NO TRANSFER OF THESE

     SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. UPON THE FULFILLMENT OF CERTAIN OF SUCH CONDITIONS, SPEECHWORKS INTERNATIONAL, INC. HAS AGREED TO DELIVER TO THE HOLDER HEREOF A SPEECHWORKS INTERNATIONAL, INC. CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SPEECHWORKS INTERNATIONAL, INC."

          (c) Upon approval of the Merger by the Sole Shareholder as contemplated hereby, the Sole Shareholder is deemed to agree (and by execution and delivery of this Agreement the Sole Shareholder confirms her agreement) that, prior to any Transfer of Restricted Securities to give written notice to Parent of the Sole Shareholder's intention to effect such Transfer and to comply in all other respects with the provisions of this Section 5.14. Each such notice shall describe the manner and circumstances of the proposed Transfer and, if such Transfer is not being made pursuant to Rule 144 of the Securities Act, shall be accompanied by the written opinion, addressed to Parent, of counsel for the Sole Shareholder, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to Parent) such proposed transfer does not involve a transaction requiring registration or qualification of such Restricted Securities under the Securities Act or the securities or "blue-sky" laws of any relevant state of the United States. The Sole Shareholder thereof shall thereupon be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by her to Parent. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in Section 5.14(b) unless (x) in such opinion of counsel of Parent registration of any future Transfer is not required by the applicable provisions of the Securities Act or (y) Parent shall have waived the requirement of such legends. The Sole Shareholder shall not Transfer any Restricted Securities until such opinion of counsel has been given (unless waived by Parent or unless such opinion is not required in accordance with the provisions of this Section 5.14(c)).

          (d) Notwithstanding the foregoing provisions of this Section 5.14, the restrictions imposed by this Section 5.14 upon the transferability of Restricted Securities shall cease and terminate when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 5.14(c) and, pursuant to
Section 5.14(c), the securities so transferred are not required to bear the legend set forth in Section 5.14(b) or (ii) the holder of such Restricted Securities has met the requirements for Transfer of such Restricted Securities pursuant to subparagraph (k) of Rule 144. Whenever the restrictions imposed by this Section 5.14 shall terminate, as herein provided, the holder of Restricted Securities as to which such restrictions have terminated shall be entitled to receive from Parent, without expense, a new certificate not bearing the restrictive legend set forth in Section 5.14(b) and not containing any other reference to the restrictions imposed by this Section 5.14.

          (e) The Sole Shareholder understands and agrees that Parent, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for Restricted Securities owned by the Sole Shareholder but not as to certificates for such shares of Parent Common Stock as to which the legend set forth in paragraph (b) of this Section 5.14 is no longer required because one or more of the conditions set forth in Section 5.14(d) shall have been satisfied, in the event of a proposed transfer in violation or breach of this Section 5.14 or that is or may otherwise be unlawful.

          (f) Notwithstanding the foregoing provisions of the Section 5.14, Parent shall use reasonable best efforts to obtain the requisite percentage approval required in order to make the Sole Shareholder a party to that certain Fourth Amended and Restated Registration Rights Agreement dated April 11, 2000, as amended, between the Company and the parties named therein (the "Registration Rights Agreement") and to make the Purchaser Shares "Registrable Stock" as defined therein.

                                  ARTICLE VI

                             CONDITIONS OF MERGER

     6.1  Conditions to Obligation of Each Party to Effect the Merger.  The
          -----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a)     Shareholder Approval.  This Agreement and the Merger shall have
               --------------------
been approved and adopted by the Sole Shareholder in accordance with the BCL and the Certificate of Incorporation and Bylaws of the Company.

       (b)     Nasdaq Listing.  The shares of Parent Common Stock issuable to
               --------------
the Sole Shareholder pursuant to this Agreement shall have been approved for listing on the Nasdaq subject to official notice of issuance.

       (c)     No Injunctions or Restraints; Illegality.  No temporary
               ----------------------------------------

restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

     6.2  Additional Conditions to Obligations of Parent and Merger Sub.  The
          -------------------------------------------------------------
obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

       (a)     Representations and Warranties.  Subject to the cure provisions
               ------------------------------
of Section 5.4(a), the representations and warranties of the Company and the Sole Shareholder contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (together with the Company Disclosure Schedule) (except for those (x) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date), with the same force and effect as if made on and as of the Effective Time, and the Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company and of each of the Subsidiaries on behalf of such entities and by the Sole Shareholder.

       (b)     Agreements and Covenants.  The Company and the Sole Shareholder
               ------------------------
shall have performed or complied with all agreements and covenants required by this Agreement and the Related

Agreements to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company and the Sole Shareholder.

       (c)     Third Party Consents.  Parent shall have received evidence, in
               --------------------
form and substance satisfactory to it, that those Approvals of Governmental Authorities and other third parties contemplated by this Agreement or the Company Disclosure Schedule have been obtained.

       (d)     Related Agreements.  Each of the Related Agreements shall be in
               ------------------
full force and effect as of the Effective Time and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken.

       (e)     Non-Competition, Confidentiality and Assignment of Inventions
               -------------------------------------------------------------
Agreements.  The Sole Shareholder and each employee of the Company listed in
----------
Section 5.3 of the Company Disclosure Schedule shall have delivered to Parent an executed version of his or her Employee Non-Competition, Confidentiality and Assignment of Inventions Agreement, which agreements shall not have been anticipatorially breached or repudiated by the individuals party thereto.

       (f)     No Material Adverse Effect.  From and including the date hereof,
               --------------------------
there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or could have a Material Adverse Effect on the Company.

       (g)     Obligation to the Sole Shareholder.  Since December 31, 1999,
               ----------------------------------
except as otherwise disclosed to, and accepted, by Parent, no obligations of the Company outstanding on that date to the Sole Shareholder, and no such obligations which have been subsequently incurred, shall have been paid or otherwise satisfied other than in the ordinary course of the Company's business.

       (h)     Licenses.  The Company shall have obtained the agreement of all
               --------
third party licensors such that the Company and Parent, as successor to any applicable license, will not, following the Closing Date have any obligation to pay material royalties to said licensors (other than royalties to International Business Machines ("IBM") pursuant to the Licensed and Developed Works Agreement #4900FA0851 dated November 22, 2000 between the Company and IBM), except as mutually agreed upon with Parent, it being understood that any material royalty payment assumed by Parent will require an adjustment in the purchase price paid by Parent.

       (i)     Shareholder Obligations.  All outstanding debt obligations from
               -----------------------
any current or former stockholder to the Company shall have been repaid in full.

       (j)     Opinion of the Company's Counsel.  Parent and Merger Sub shall
               --------------------------------
have received an opinion dated the Closing Date of Harris Beach LLP, counsel to the Company, in form and substance reasonably satisfactory to Parent and Merger Sub.

       (k)     Resignation of Directors.  The directors of the Company
               ------------------------
immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

       (l)     Indemnity Escrow Agreement.  Each of Parent, the Sole
               --------------------------
Shareholder and the Indemnity Escrow Agent shall have executed and delivered the Indemnity Escrow Agreement in form substantially similar to Exhibit C hereto.
                                                            ---------

       (m)     Default Under Agreements.  The consummation of the transactions
               ------------------------
contemplated hereby shall not cause the Company to be in default under any material agreement or instrument to which it is a party or by which it or any of its properties are bound, the result of which could have a Company Material Adverse Effect.

       (n)     Company Expenses.  A true, correct and complete schedule (the
               ----------------
"Schedule of Expenses") of all Transaction Costs of the Company (as defined in
Section 8.3) (except, in the case of, Sciariabba & Walker and the Company's legal counsel, such schedule shall include an estimate of accounting and legal fees and expenses) paid or incurred by or on behalf of the Company through the Closing Date, accompanied by a certificate signed by the Chief Financial Officer of the Company certifying the accuracy and completeness thereof, shall have been delivered by the Company; and the Company shall have furnished evidence reasonably satisfactory to Parent that the Sole Shareholder of the Company has either paid directly or contributed to the Company in cash an amount equal, in the aggregate, to the amount of the Company's Transaction Costs in excess of $75,000. Parent agrees that in the event the transactions contemplated by this Agreement are not consummated as a result of a breach by Parent of its obligations hereunder, Parent shall remain obligated to pay the foregoing expenses of the Company.

       (o)     Software Documentation. The Company shall have furnished Parent
               ----------------------
with all required documentation relating to use, maintenance and operation of the Software, including, but not limited to, a summary of material or recurring errors in the Software that have been reported to the Company or any of its Subsidiaries, resellers or distributors, or of which the Company or any of its Subsidiaries, resellers or distributors has Knowledge.

     6.3  Additional Conditions to Obligations of the Company.  The obligation
          ---------------------------------------------------
of the Company to effect the Merger is also subject to the following conditions:

       (a)     Representations and Warranties.  Subject to the cure provisions
               ------------------------------
of Section 5.4(a), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time, (except for those (x) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date), with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent, with respect to Parent and the Chief Financial Officer of Merger Sub, with respect to Merger Sub.

       (b)     Agreements and Covenants.  Subject to the cure provisions of
               ------------------------
Section 5.4(a), Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent, with respect to Parent and the Chief Financial Officer of Merger Sub, with respect to the Merger Sub.

       (c)     Stock Certificates.  Parent shall have delivered a letter to its
               ------------------
transfer agent irrevocably instructing the transfer agent to deliver the certificates representing the Purchaser Shares to the Sole Shareholder and the Indemnity Escrow Agent in accordance with the terms of Article I.

       (d)     Amendment to Registration Rights Agreement.  Parent,
               ------------------------------------------
stockholders of Parent party to the Registration Rights Agreement holding a sufficient number of shares of Registrable Stock (as defined in the Registration Rights Agreement) to amend the Registration Rights Agreement and the Sole Shareholder shall have executed an amendment to the Registration Rights Agreement to add the Sole Shareholder as a party thereto and the Purchaser Shares to the definition of "Registrable Stock" contained therein.

       (e)     Opinion of Parent and Merger Sub's Counsel.  The Company shall
               ------------------------------------------
have received an opinion dated the Closing Date of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Parent and Merger Sub, in form and substance reasonably satisfactory to the Company.

       (f)     Sole Shareholder Non-Competition, Confidentiality and Assignment
               ----------------------------------------------------------------
of Inventions Agreement.  Parent shall have executed and delivered to the Sole
-----------------------
Shareholder a Non-Competition, Confidentiality and Assignment of Inventions Agreement in substantially the form attached hereto as Exhibit D.
                                                       ---------

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1  Definitions.  As used in this Agreement, the following terms shall
          ------------
have the following meanings:

      (a)      "Parent Event of Indemnification" shall mean the following:
                -------------------------------

               (i) the untruth, inaccuracy or breach of any representation or warranty contained in Article II of this Agreement or in the Company Disclosure Schedule, any Exhibit or Schedule hereto or any certificate delivered in connection herewith;

               (ii) any claim, demand, liability or obligation arising out of the use by the Company of Licensed Software in the operation of the Company's business and products beyond the scope of the license (in terms of numbers of seats, users or servers);

               (iii) the breach of any agreement or covenant of the Company or the Sole Shareholder contained in this Agreement or in the Company Disclosure Schedule, any Exhibit hereto or any certificate delivered in connection herewith;

               (iv) any claim, demand, liability or obligation sustained or suffered by the Company, Parent or the Surviving Corporation, or any of them, arising from or in connection with (A) the action of the Sole Shareholder required to approve the transactions contemplated by this Agreement and the Related Agreements, or (B) any assertion of impropriety by any former stockholder of the Company against the Company, Parent or the Surviving Corporation, or any of them, with respect to any actions or transactions of or involving the Company prior to or at the Effective Time (including without limitation, the actions and transactions contemplated by this Agreement and the Related Agreements); or

               (v) Parent Losses in excess of $50,000 arising out of or in connection with the Pending Litigation (as defined in Section 2.12).

       (b) "Parent Indemnified Persons" shall mean and include Parent,
            --------------------------
Merger Sub and the Surviving Corporation and their respective Affiliates, successors and assigns, and the respective officers and directors of each of the foregoing.

       (c) "Parent Indemnifying Persons" shall mean and include the Sole
            ---------------------------
Shareholder and her successors, assigns, heirs and legal representatives and estates, as the case may be.

       (d) "Parent Losses" shall mean any and all losses, demands, actions
            -------------
or causes of action, suits, proceedings, investigations, arbitrations, claims, shortages, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys' and accountants' fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Parent Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under this Article VII.

       (e) "Sole Shareholder Event of Indemnification" shall mean the
            -----------------------------------------
following:

          (i) the untruth, inaccuracy or breach of any representation or warranty contained in Article III of this Agreement; or

          (ii) the breach of any agreement or covenant of the Parent or the Merger Sub contained in this Agreement, any Exhibit hereto or any certificate delivered in connection herewith.

       (f) "Sole Shareholder Losses" shall mean any and all losses, demands,
            -----------------------
actions or causes of action, suits, proceedings, investigations, arbitrations, claims, shortages, damages, liabilities (contingent or otherwise), payments, obligations, expenses (including reasonable attorneys' and accountants' fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by the Sole Shareholder arising from or in connection with any such matter that is the subject of indemnification under this Article VII.

     7.2  Agreement by Sole Shareholder to Indemnify.
          ------------------------------------------

       (a) From and after the Effective Time, the Parent Indemnifying Persons shall indemnify and hold harmless the Parent Indemnified Persons, or any of them, from and against any and all Parent Losses arising from or in connection with any Parent Event of Indemnification. The full amount of such Parent Losses shall be paid to the Parent Indemnified Persons in the following order, subject to the limitations set forth in Section 7.6(a) hereof:

       (i) first, from the Indemnity Escrow Fund until depleted in accordance with the terms and provisions of the Indemnity Escrow Agreement;

       (ii) second, from the Cash Consideration paid to the Sole Shareholder (less the Indemnity Escrow Cash previously paid to the Parent Indemnified Persons pursuant to subsection (i) hereof);

       (iii) third, from any cash proceeds received by the Parent Indemnifying Persons from the sale of Purchaser Shares; and

       (iv) fourth, by delivery to the Parent Indemnified Persons of Purchaser Shares having an aggregate Fair Market Value equal to the amount of such Parent Losses less the amounts previously paid to the Parent Indemnified Persons pursuant to subsections (i) though (iii) hereof, if any. For purposes of this subsection (iv), the Fair Market Value per Purchaser Share delivered pursuant to this subsection 7.2(a)(iv) shall be the average of the closing bid price of a share of Parent Common Stock on the Nasdaq National Market during the twenty (20) trading days immediately preceding the date of delivery of such shares to the Parent Indemnified Persons pursuant to this subsection (iv).

        (b) The indemnification provisions contained in this Article VII shall be the Parent Indemnified Persons' exclusive remedies with respect to Parent Events of Indemnification; provided, however, that nothing contained herein shall in any way limit, impair, modify or otherwise affect the rights of the Parent Indemnified Persons nor shall there be any limitation of liability of Parent Indemnifying Persons in connection with any of such rights of the Parent Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Parent Indemnified Persons based upon an allegation or allegations that the Company and/or the Parent Indemnifying Persons, or any of them, had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby (each a "Parent Fraud Claim") or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Company and/or the Parent Indemnifying Persons, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby or thereby.

        (c) No claim shall be brought under this Section 7.2 unless the Parent Indemnified Persons, or any of them, at any time prior to the Survival Date (as defined herein) give the Sole Shareholder (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to
Section 7.4 of any third party claim, the existence of which might give rise to such a claim but the failure so to provide such notice to the Sole Shareholder will not relieve the Parent Indemnifying Persons from any liability which they may have to the Parent Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Parent Indemnifying Persons and they were not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Parent Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date (as defined herein) for the enforcement of their rights under this
Section 7.2.

     7.3  Agreement of Parent to Indemnify.
          --------------------------------

        (a) From and after the Effective Time, Parent shall indemnify and hold harmless the Sole Shareholder from and against any and all Sole Shareholder Losses arising from or in connection with any Sole Shareholder Event of Indemnification.

        (b) The indemnification provisions contained in this Article VII shall be the Sole Shareholder's exclusive remedies with respect to Sole Shareholder Events of Indemnification; provided, however, that nothing contained herein shall in any way limit, impair, modify or otherwise affect the rights of the Sole Shareholder nor shall there be any limitation of liability of Parent in connection with any of such rights of the Sole Shareholder (A) to bring any claim, demand, suit or cause of action otherwise available to the Sole Shareholder based upon an allegation or allegations that Parent had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement or the Related Agreements and the transactions contemplated hereby or thereby (each a "Sole Shareholder Fraud Claim") or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that Parent had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby or thereby.

        (c) No claim shall be brought under this Section 7.3 unless the Sole Shareholder at any time prior to the Survival Date (as defined herein) gives Parent written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known but the failure so to provide such notice to Parent will not relieve Parent from any liability which it may have to the Sole Shareholder under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of Parent and it was not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Sole Shareholder shall have the right to commence legal proceedings prior or subsequent to the Survival Date (as defined herein) for the enforcement of her rights under this Section 7.3.

     7.4  Notice and Defense of Third Party Claims.  Parent Losses resulting
          ----------------------------------------
from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

        (a) The Parent Indemnified Persons shall promptly give written notice to the Sole Shareholder of any Third Party Claim that might give rise to any Parent Loss by the Parent Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Sole Shareholder will not relieve the Parent Indemnifying Persons from any liability which they may have to the Parent Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Parent Indemnifying Persons and they were not otherwise aware of such action or claim).

        (b) The Parent Indemnified Persons shall defend any Third Party Claims with counsel of their own choosing, and shall act reasonably and in accordance with their good faith business judgment in handling such Third Party Claims. The Parent Indemnifying Persons shall be entitled to participate in such defense and the Parent Indemnifying Persons, on the one hand, and the Parent Indemnified Persons, on the other hand, shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Parent Third Party Claims. The Parent Indemnified Persons will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the written consent of the Parent Indemnifying Persons, such consent not to be unreasonably withheld or delayed.

     7.5   Survival of Representations and Warranties.
           ------------------------------------------

        (a) The representations and warranties made by the Company and the Sole Shareholder in Article II shall survive the Effective Time until the second anniversary of the Closing Date (the "Survival Date"), provided, however, that
                                                       --------  -------
tax and environmental representations and warranties shall survive until the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections and the capitalization representations and warranties and representations and warranties as to ownership of Company Common Stock by the Sole Shareholder which shall survive in perpetuity with respect to the matters addressed in such sections, and provided,
                                                                       --------
further, that Parent Fraud Claims shall survive in accordance with the
-------
applicable statute of limitations related to such Parent Fraud Claims.

        (b) The representations and warranties made by Parent and the Merger Sub in Article III shall survive the Effective Time until the Survival Date; provided, however, that Sole Shareholder Fraud Claims shall survive in
--------  -------
accordance with the applicable statute of limitations related to such Sole Shareholder Fraud Claims.

     7.6  Threshold
          ---------

        (a) Anything contained in Article VII to the contrary notwithstanding, the Parent Indemnified Persons shall not be entitled to indemnification pursuant to this Article VII with respect to any Parent Losses until the aggregate amount of such Parent Losses exceeds $50,000 (the "Threshold Amount") (other than any Parent Losses arising out of or in connection with the representations and warranties contained in Section 2.13 hereof which shall not be subject to such Threshold Amount), whereupon the Parent Indemnified Persons shall be entitled to indemnification for all Parent Losses in excess of the Threshold Amount up to $21,000,000 (the "Indemnification Cap"); provided,
                                                                --------
however, that if the Parent Indemnifying Persons shall have delivered all of the
-------
Purchaser Shares (and/or any cash proceeds received from the sale thereof) to the Parent Indemnified Persons pursuant to Section 7.2(a) hereof, the Indemnification Cap shall be reduced to an amount equal to the aggregate Fair Market Value of the cash and Purchaser Shares (determined in accordance with Section 7.2(a)(iv)) delivered to the Parent Indemnified Persons pursuant to
Section 7.2(a) hereof.

        (b) Anything contained in Article VII to the contrary notwithstanding, the Sole Shareholder shall not be entitled to indemnification pursuant to this Article VII with respect to any Sole Shareholder Losses until the aggregate amount of such Sole Shareholder Losses exceeds the Threshold Amount, whereupon the Sole Shareholder shall be entitled to indemnification for all Sole Shareholder Losses in excess of the Threshold Amount up to the Indemnification Cap; provided, however, that if the Parent Indemnifying Persons
                     --------  -------
shall have delivered all of the Purchaser Shares (and/or any cash proceeds received from the sale thereof) to the Parent Indemnified Persons pursuant to
Section 7.2(a) hereof, the Indemnification Cap shall be reduced to an amount equal to the aggregate Fair Market Value of the cash and Purchaser Shares (determined in accordance with Section 7.2(a)(iv)) delivered to the Parent Indemnified Persons pursuant to Section 7.2(a) hereof.

                                 ARTICLE VIII

                             TERMINATION, EXPENSES

     8.1  Termination.  This Agreement may be terminated, and the Merger
          -----------
abandoned, notwithstanding the approval by Parent, Merger Sub and the Company of this Agreement, at any time prior to the Effective Time, by:

        (a)    the mutual consent of Parent, Merger Sub and the Company; or

        (b)    either Parent or Company, if the conditions set forth in Section
6.1 hereof shall not have been met by 5:00 p.m. (E.D.T.) on March 1, 2001, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or

        (c) Parent and Merger Sub, if the conditions set forth in Section 6.2 hereof shall not have been met, and the Company if the conditions set forth in
Section 6.3 hereof shall not have been met, in either case by 5:00 p.m. (E.D.T.) on March 1, 2001, except if such conditions have not been met solely as a result of the action or inaction of the party seeking to terminate; or

        (d) either Parent or Company, if such party shall have determined in its sole discretion, exercised in good faith, that the Merger contemplated by this Agreement has become impracticable by reason of the institution of any litigation, proceeding or investigation to restrain or prohibit the consummation of the Merger, or which questions the validity or legality of the transactions contemplated by this Agreement;

        (e) Parent and Merger Sub if any statute, rule, regulation or other legislation shall have been enacted which, in the sole judgment of Parent and Merger Sub, exercised reasonably and in good faith, materially adversely impairs the conduct or operation of the Company.

     Any termination pursuant to this Section 8.1 (other than a termination pursuant to Section 8.1(a) hereof) shall be effected by written notice from the party or parties so terminating to the other parties hereto.

     8.2  Effect of Termination.  Except as provided in this Section 8.2, in the
          ---------------------
event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect, except for Section 5.6, this
Section 8.2 and Section 8.3, each of which shall survive the termination of this Agreement; provided, however, that the liability of any party for any breach by
           --------  -------
such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement.

     8.3  Expenses.  As used in this Agreement, "Transaction Costs" shall mean,
          --------
with respect to any party, all actual, out-of-pocket expenses incurred by such party to third parties, in connection with this Agreement, the Merger and all other transactions provided for herein and therein; but shall not in any event include general overhead; the time spent by employees of such party internally; postage, telephone, telecopy, photocopy and delivery expenses; permit and filing fees; and other non-material expenses that are incidental to the ordinary course of business. Each party hereto shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that in
                                                      --------  -------
the event the Merger shall be consummated, (a) Parent and Merger Sub shall bear all Transaction Costs of Parent and Merger Sub, (b) Parent shall bear all Transaction Costs of up to $75,000 of the Company and the Sole Shareholder; and
(c) the Sole Shareholder shall bear all Transaction Costs in excess of $75,000 of the Company and the Sole Shareholder whether or not such fees and expenses have been paid by the Company or the Sole Shareholder of the Company on or before the Closing Date and whether or not such fees and expenses are reflected in the Company Disclosure Schedule or the Schedule of Expenses. Parent agrees that in the event the transaction contemplated by this Agreement is not consummated as a result of a breach of its obligations hereunder, Parent shall remain obligated to pay the foregoing expenses of the Company.

     8.4  Amendment.  This Agreement may be amended by the parties hereto by
          ---------
action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the
                             --------  -------
Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

     8.5  Waiver.  At any time prior to the Effective Time, any party hereto may
          ------
extend the time for the performance of any of the obligations or other acts required of other parties hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1  Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

               (a)  If to Parent or Merger Sub:

                    Speechworks International, Inc.
                    695 Atlantic Avenue
                    Boston, MA 02111
                    Facsimile: (617) 757-2211
                    Attention:  Rick Olin, Esq.

                    With copies to:

                    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                    Boston, Massachusetts 02111
                    Facsimile: (617) 542-2241
                    Attention: Steven P. Rosenthal, Esq.

               (b)  If to the Company:

                    Eloquent Technology, Inc.
                    2389 North Triphammer Road
                    Ithaca, NY 14850
                    Facsimile:  (607) 266-7030
                    Attention:  Dr. Susan Hertz

                    With a copy to:

                    Harris Beach LLP
                    The Granite Building
                    130 East Main Street
                    Rochester, New York 14604
                    Facsimile:  (716) 232-6925
                    Attention:  Thomas E. Willett, Esq.

               (c)  If to the Sole Shareholder:

                    Dr. Susan Hertz
                    24 Highgate Circle
                    Ithaca, NY 14850
                    Facsimile: (607) 266-7030

                    With a copy to:

                    Harris Beach LLP
                    The Granite Building
                    130 East Main Street
                    Rochester, New York 14604
                    Facsimile:  (716) 232-6925
                    Attention:  Thomas E. Willett, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

     9.2  Intentionally Omitted.
          ---------------------

     9.3  Certain Definitions.  For purposes of this Agreement, the term:
          -------------------

       (a) "Affiliates" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 5% or more;

       (b) "beneficial owner", "beneficial ownership" or "beneficially own" with respect to a Person's ownership of any securities means:

          (i) such Person or any of such Person's Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act;



          (ii) such Person or any of such Person's Affiliates or associates has

               (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, right, warrants or options, or otherwise; provided, however,
                                                           --------  -------
that a Person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or associates until such tendered securities are accepted for purchase; and

               (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the
               --------  -------
beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

          (iii) such securities which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Company;

       (c) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Massachusetts or in the State of Delaware.

       (d) "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

       (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise;

       (f) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

       (g) "Environmental Laws" means any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or
(v) pollution (including any emission, discharge or release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss. 6901 et seq.

       (h) "Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

       (i) "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

       (j) "Intellectual Property" means worldwide trademarks, service marks, trade names, URLs and Internet domain names and applications therefor (and all interest therein), designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing) (collectively, "Patents"); copyrights (including any registrations, applications and renewals for any of the foregoing) (collectively, "Copyrights"); computer programs and other computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source code and object code and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing (collectively, "Trade Secrets").

       (k) "Knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter and (ii) in the case of a Person (other than an individual) such Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

       (l) "Law" means all laws, statutes, ordinances and Regulations of any Governmental Agency including all decisions of Courts having the effect of law in each such jurisdiction.

       (m) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens
--------  -------
for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

       (n) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal.

       (o) "Material Adverse Effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of (A) the Company when such term is used in relation to the Company or the context otherwise so requires or (B) the Parent and its Subsidiaries, taken as a whole, when such term is used in relation to the Parent or the context otherwise so requires.

       (p) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

       (q) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

       (r) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

       (s) "Related Agreements" means the Shareholder Agreement and the Sole Shareholder Non-Competition, Confidentiality and Assignment of Inventions Agreement.

       (t) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     9.4  Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5  Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.6  Entire Agreement.  This Agreement and the Related Agreements
          ----------------
(including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     9.7  Assignment.  This Agreement shall not be assigned by operation of law
          ----------
or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     9.8  Parties in Interest.  This Agreement shall be binding upon and inure
          -------------------
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.9  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or
          -----------------------------------------------------
delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     9.10 Governing Law; Enforcement.  This Agreement and the rights and duties
          --------------------------
of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of Delaware. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in the state courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the state courts of the State of Delaware in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby other than in the state courts in the State of Delaware (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby or thereby and (e) consents to service of process by delivery pursuant to Section 9.1 hereof.

     9.11 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, and the Sole Shareholder have caused this Agreement and Plan of Merger to be executed as of the date first written above.



                                    SPEECHWORKS INTERNATIONAL, INC.


                                    By /s/ Stuart R. Patterson
                                       --------------------------------
                                    Name:   STUART R. PATTERSON
                                    Title: CEO


                                    SPEECHWORKS ACQUISITION SUB, INC.


                                    By /s/ Stuart R. Patterson
                                       --------------------------------
                                    Name:   STUART R. PATTERSON
                                    Title: CEO


                                    ELOQUENT TECHNOLOGY, INC.


                                    By /s/ Susan Hertz
                                       --------------------------------
                                    Name:
                                    Title:


                                    DR. SUSAN HERTZ


                                    /s/ Susan Hertz
                                    -----------------------------------










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